Cooperative Agreement
                        (Translation for reference only)


Pursuant to applicable laws, regulations of the People's Republic of China and Shenzhen and in accordance with the principles of equality, mutual benefit, good faith and legitimacy, through friendly consultation, both parties have worked out the following agreement regarding the joint establishment of a business enterprise and the acquisition of assets.


Article 1      Parties to the Agreement

Parties to this Agreement are :

Shenzhen Jiayin Investment Development Co., Ltd. (hereinafter referred to as "Party A"), a company registered in Shenzhen, the People's Republic of China ("PRC") with its registered address at Pengyi Garden, Shenzhen City, PRC. Legal representative : Jie Wei, Position : Chairman, Nationality : Chinese.

IMOT Information Technology (Shenzhen) Ltd. (hereinafter referred to as "Party B"), a company registered in Shenzhen, PRC, with its registered address at 38/F., Guomao Building, Shenzhen, Legal representation : Jun Liang, Position :
General Manager, Nationality : Chinese.


Article 2      Definitions

1. "Assets" refers the physical assets of electronic mailbox, e-commerce, telephone payment systems software owned by Party A; ownership right of the telephone payment system software and related technical data, patent certificate, permits, etc. In other words, "Assets" shall refer to all the tangible and/or intangible assets owned by Party A which are related to the electronic commerce and Telephone Payment System, however, it shall not include any liabilities of Party A or its obligations to derives its assets and properties.

2. "Business" refers to all the design, manufacturing and marketing operations of electronic commerce, electronic mailbox, and telephone payment system businesses of Party A that it engages in prior to the date of this Agreement, including business network, list of customers, voice platform for electronic mailbox, beneficiary rights in contracts and agreements, and permits for operating electronic mailbox business (both parties may set out details of the "Assets" and "Business" in separate schedule as annex to this Agreement)

3. "Newco" refers to the Shenzhen Jiayin E-commerce (Information) Technology Co., Ltd. to be jointly established by Party A and Party B in Futian District of Shenzhen in accordance with "The Company Law of the PRC" and other relevant regulations.

Article 3 Objective and Format of Cooperation

Objective of Cooperation :    Complementary of each party's strengths,  to
                              jointly develop the e-commerce and information business, etc.

Format of Cooperation    :    1. Both Parties will jointly set up the Newco.

                              2. The Newco shall acquire  certain  assets and
                                 business of Party A.

                              3. The  Newco  shall   recruit  the   technical
                                 and  research  & development  staff  of
                                 Party A. Party A shall warrant these people shall work for Party B and shall abide by the "Non-competition Agreement) (List of the staff is set out in Appendix 2)


Article 4 Business Scope, Registered Capital, Shareholding Structure and Board of Directors for the Newco

1. Business Scope of the Newco : development of new and advanced technology, electronic mailbox, electronic commerce, network services, voice-mail platform; design, production and dissemination of various advertisements in PRC and overseas using its own media; retail and supply of materials (excluding products that are exclusively sold, controlled or operated by the state).

2.   Registered  capital  and  shareholding   structure  :  Both  parties  shall
     contribute an aggregate of RMB5 million, which shall become the registered capital of Newco,

          of   which: Party A RMB1,500,000 accounts for 30% shareholding
                    Party B RMB3,500,000   accounts for 70% shareholding
3. Board of Directors : The Board of Directors shall consist of 5 directors, of which 2 directors shall be appointed by Party A and 3 directors shall be appointed by Party B. The directors shall have an office of 4 years. They may be re-appointed by the appointing party.


Article 5 Acquisition of Party A's certain Assets and Businesses

1. Target of Acquisition : The assets and businesses as set out in item (1) and (2) of Article 2 and all the rights and benefits associated with these assets and Business.

2. Consideration for the Acquisition : The consideration for the acquisition of these assets and businesses of Party A shall be RMB4,500,000.

3.   Payment Terms

     (1) Newco shall pay RMB300,000 (including deposit of RMB50,000) to Party A within 10 days after the issuance of the Newco's Business License.

     (2) Newco shall pay RMB300,000 to Party A within the second month after the issuance of the Newco's Business License.

     (3) Newco shall pay RMB200,000 to Party A within the third month after the issuance of the Newco's Business license.

     (4) Newco shall pay the remaining balance of RMB3,700,000 within the fourth month after the issuance of the Newco's Business License.

Article 6 Legal Documents and Inter-relationships

This Agreement stipulates all the principles agreed by both parties regarding the subject matter. Both parties may enter into separate agreements based on these principles for detailed cooperation plans so as to confirm each party's rights and obligations. These detailed agreements shall also form an integrated component of this Agreement.

Should there be any discrepancies between the detailed agreements and this Agreement, the detailed agreements shall prevail, provided that the detailed agreements do not violate the principles stipulated in this Agreement.

The detailed agreements shall include, but not limited to :-

1. The contract and articles of association for the Newco to be signed by both parties based on the Article 4 of this Agreement.

2.   Asset and Business Acquisition Agreement between Party A and Newco.

3. Representation made by Party A regarding the consent of the transfer of the staff to Newco and the Non-competition Agreement (Schedule 3).

4. Representation made by certain staff of Party A to accepting the transfer to the Newco and consent to abide by the non-competition restriction (Schedule 4)

Article 7 Warranties and Undertakings

For the execution of this Agreement, Party A and Party B hereby represent, warrant and undertake to the other party the following :

1. Party A or/and Party B are corporations duly incorporated in the PRC and they have full authority needed to sign and execute this Agreement and shall not need consent from any other party (except for the consent and permission by government authorities)

2. The signing and execution of this Agreement shall not violate any laws or regulations, the Articles of Association of each party or other government approval documents.

3. The acquisition of Party A's certain assets and businesses by the Newco shall not :

     1.   Cause any loss on the rights or benefit of the Business.

     2.   Offer an excuse for any person to terminate the Business.

     3. Cause the government to dismiss Party A's permit to conduct electronic mailbox services business.

     4. Violate any binding judgment, verdict or order by any courts, arbitration organizations or government authorities.

     5. Cause the Newco to bear any other obligation not stipulated in this Agreement.

4. Party A has not and shall not (unless as required by normal business operations) disclose to any third party any technology, business secrets and customer list, etc. which are related to the business of Newco. Details of this Clause are as follows :

     1. Within two years after the date of this Agreement, Party A shall not in any way, including but not limited to, individually or jointly with other parties or assist other parties to conduct any business in Shenzhen which is similar to all or part of the business of Newco.

     2. Within two years after the date of this Agreement, Party A shall not in any way, including but not limited to, individually or jointly with other parties or assist other parties to convince or solicit or intent to convince or solicit the customers as listed in Schedule 1 so as to conduct any business with the customers which is in competition with the Newco's Business.

     3. Within two years after the date of this Agreement, Party A shall not in any way, including but not limited to convince or solicit employees of Party B or the Newco to conduct any business which is in competition with the Newco's Business.

     4. Upon signing of this Agreement, Party A shall not in any way, disclose to any one the technology secrets as related to the subject matter of this Agreement. Party A shall also put all reasonable effort to prevent those technology secrets from being stolen.

     5. Upon signing of this Agreement, Party A shall promptly inform the Newco about any enquiry on the Business and shall deliver if possible to the Newco all the purchase order for the relevant Business.

5. Prior to the date of this Agreement, Party A is not engaged in any litigation, arbitration or tribunal proceeding which may affect the signing and execution of this Agreement.

6. Party A shall warrant the staff as list on Schedule 2 of this Agreement shall accept the appointment by the Newco and shall abide by the non-competition clause as stipulated in Representation 1 and 2.


Article 8 Responsibilities of Both Parties

The parties hereto shall each fulfil their respective obligations as follows :

(A)  Responsibilities of Party A

     (1) To handle the Newco's application for incorporation, registration and Business License;

     (2) To contribute the registered capital pursuant to the stipulations of this Agreement.

     (3) To provide its existing office premises (2 rooms) for the Newco's use free of charge for one year.

     (4)  To  assist  the  Newco  in  coordinating   and  handling   application
          procedures for water, electricity, transportation and other utilities.

     (5) To fulfil all of its obligations as stipulated in the "Acquisition Agreement for Assets and Business" to be signed by Party A and the Newco, including but not limited to :-

          1. To provide the physical properties in relation to electronic mailbox, e-commerce, telephone payment system software as listed on Schedule 1.

          2. To provide a full set of the ownership documents for the telephone payment system software (only confined to those of existing developed software, detailed as set out in Schedule 1)

          3.   To provide  information on the  investment  details and financial
               statements,   and   revenue  &   expenditure   of  the   original
               shareholders of Shenzhen Jiayin Future Industries Co., Ltd.

          In accordance with this principle, Party A shall complete all the legal procedures needed for transferring the assets and Business to the Newco, including but not limited to :

          a. To handle the legal procedures required to transfer Party A's License to Operate Electronic Mailbox Business to the Newco.

          b. To handle all the legal procedures to transfer to the Newco all the Party A's existing or potential contracts with its customers which could bring in benefits to the Newco (the list of the contracts is set out in Schedule 1)

          c. To handle all the procedures required to transfer Party A's ownership right of its "Telephone Payment System Software" to the Newco.

          d. To handle all the application and filing procedures with relevant business and tax authorities in relation to the acquisition of Business.

(6) To assist the Newco to recruit management and technical staff, workers and other necessary employees.

(7) To handle other matters as entrusted by the Newco or matters entrusted by Party B pursuant to this Agreement.

(B)  Responsibilities of Party B

     (1) To contribute the registered capital of the Newco as stipulated in this Agreement;

     (2)  To assist Party A in the establishment of the Newco.

     (3) To handle other matters as entrusted by the Newco or matters entrusted by Party A pursuant to this Agreement.

     (4)  Upon  its  establishment,  Party B shall  be  responsible  for all the
          capital  investment  for  its  future  development   (subject  to  its
          operation and development plan)

Article 9 Breach of Contract

Should all or part of this Agreement and its appendices be unable to be fulfilled owing to the fault of one party, the breaching party shall bear the responsibilities thus caused. Should it be the fault of both parties, they shall bear their respective responsibilities according to actual situations.

Article 10 Force Majeure

Should either of the parties to this Agreement be prevented from executing this Agreement by force majeure, sure as earthquake, flood, fire, typhoon and other unforeseen events, and their happening and consequences are unpreventable and unavoidable, the party encountering this event of force majeure shall notify the other party by cable without any delay, and within 15 days thereafter provide the detailed information of the events and a valid document for evidence issued by the relevant public notary organization for explaining the reason of its inability to execute or delay the execution of all or part of this Agreement. Both parties shall, through consultations, decide whether to terminate this agreement or to exempt the part of obligations for implementation of this Agreement or whether to delay the execution of this Agreement according to the effects of the events on the performance of this Agreement.

Article 11        Applicable Law

The formation of this Agreement, its validity, interpretation, execution and settlement of the disputes shall be governed by the related laws of the People's Republic of China.

Article 12 Settlement of Disputes

Any disputes arising from the execution of or in connection with this Agreement shall be settled through friendly consultation between both parties. In case no settlement can be reached through consultation, the dispute shall be submitted to Shenzhen Arbitration Committee for arbitration according to its enforced arbitration rules. The arbitration award shall be final and binding upon both parties.

Article 13 Special Stipulations

1. Party B shall be responsible for the expenses in relation to the establishment of the Newco.

2.   Party B may assign other party to fulfil its  obligations  as stipulated in
     this  Agreement,   however  it's  the  rights  and  benefits  shall  remain
     unchanged.

3. The RMB2,200,000 of the acquisition consideration received by Party A shall only be used to purchase the common stock of Intermost Corporation ("IMOT"). Party B undertakes to issues to Party A certain number of IMOT stock based on 50% of the average close price of IMOT for the 5 trading days prior to the date of this Agreement and the exchange rate announced by the state authorities. Should Party A be unable to get the IMOT stock due to any reasons, both parties shall discuss and determine the payment method for the RMB2,200,000 acquisition consideration.

4. Party A shall be responsible for handling for any disputes arising from other shareholders of Jiayin Future Industries Co., Ltd. other organizations or individual in relation to this Agreement. These disputes shall not affect the execution of this Agreement.

     PartyA undertakes that : In respect of this clause, Party A shall, if necessary and at appropriate time, liquidate Jiayin Future Industries Co., Ltd. so as to ensure the execution of this Agreement.

5. Upon signing of this Agreement, a working team shall be set up for the establishment of the Newco.

6. The Newco shall have no responsibilities on any of the liabilities or claims of Party A (including its associate companies. Party A shall warrant not to engage in any business as stipulated in Schedule 1. As long as Party A is its majority shareholder, Guangzhou Zhaoyin Technology Co. shall not engage in electronic mailbox service and value-added services same as the Newco. 7. Upon establishment of the Newco, Party B shall be responsible for capital requirement for the Newco's future development (details subject to its operating and development plan). Investment by Party B which is under RMB500,000 shall not affect the shareholding of the Newco. For Investment made by Party B which exceeds RMB500,000, subject to both parties consent, the shareholding ratio may be adjusted. Details will be discussed and determined by both parties.

Article 14 Others

This Agreement shall be written in Chinese.

This  Agreement   shall  come  into  effect  after  signing  by  the  authorized representatives of both parties with company seal.

No variation, modification, termination or dismissal of this agreement shall be effective unless in writing (signed by authorized representative of both parties with Company seal).

Any amendment on this Agreement shall form an integral part of this Agreement.

Should any clauses in this Agreement become void, all other clauses shall remain binding and effective.

This Agreement shall be executed in duplicate and each party shall keep one copy.




Signed by Party A                           Signed by Party B




Date : June 11, 1999